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                                                                  Exhibit 10.13


                             MEMORANDUM OF AGREEMENT

                                     BETWEEN

                              TEXAS A&M UNIVERSITY

                    THE TEXAS AGRICULTURAL EXPERIMENT STATION

                                       AND

                              SUREBEAM CORPORATION

/s/ Edward A. Hiler                             /s/ Ray M. Bowen
--------------------------------------          --------------------------------
Edward A. Hiler, Director                       Ray M. Bowen, President
Texas Agricultural Experiment Station           Texas A&M University



/s/ Larry A. Oberkfell
--------------------------------------
President
Surebeam Corporation

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
1    DEFINITIONS ........................................................  3
       1.1  Agreement ...................................................  3
       1.2  CONFIDENTIAL INFORMATION ....................................  3
       1.3  Facilities ..................................................  4
       1.4  Intellectual property rights ................................  4
       1.5  Person ......................................................  4
       1.6  SUREBEAM SYSTEM .............................................  4

2    CONSTRUCTION OF BUILDING ...........................................  4
       2.1  Construction ................................................  4
       2.2  A&M Standards ...............................................  4
       2.3  Prior Approval ..............................................  4
       2.4  Conveyance of Title .........................................  5
       2.5  Modifications and Costs .....................................  5
       2.6  Benefit to SUREBEAM .........................................  5

3    UTILIZATION AND OWNERSHIP OF THE SUREBEAM SYSTEM ...................  5
       3.1  Access to SUREBEAM SYSTEM ...................................  5
               3.1.1 By A&M .............................................  5
               3.1.2 By SUREBEAM ........................................  5
               3.1.3 Prime Hours ........................................  5
       3.2  Economic Benefits ...........................................  5
       3.3  Maintenance and Utilities ...................................  6
       3.4  Management team .............................................  6
       3.5  Research and Development Programs ...........................  6
               3.5.1 Services of Other A&M Employees ....................  6
               3.5.2 Cost ...............................................  7
       3.6  Research Data and Information ...............................  7
               3.6.1 Access to A&M Information ..........................  7
               3.6.2 Ownership of Intellectual Property .................  7
               3.6.3 Newly Created or Discovered Intellectual Property ..  7
               3.6.4 Control and Publication ............................  7
               3.6.5 Research Sponsorship ...............................  8
               3.6.6 Consortia and Groups ...............................  8
               3.6.7 Identification .....................................  8

4.   ADDITIONAL EMPLOYEES ...............................................  8
       4.1  Positions to be created .....................................  8
       4.2  Alternative funding sources .................................  8

5    CONFIDENTIALITY OF INFORMATION .....................................  9
       5.1  Duty of Recipient ...........................................  9
       5.2  Disclosure for Compliance ...................................  9

6    TERM AND TERMINATION ...............................................  9

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       6.1  Term ........................................................  9
       6.2  Termination for Breach or Non-Performance ...................  9
       6.3  Mutual consent ..............................................  9
       6.4  Schedule for removal of SUREBEAM SYSTEM ..................... 10

7    WARRANTIES AND LIABILITIES ......................................... 10
       7.1  Limited warranty of SUREBEAM ................................ 10
       7.2  Insurance ................................................... 10
       7.3  No waiver of immunity ....................................... 10
       7.4  Surviving provisions ........................................ 10

8    GENERAL PROVISIONS ................................................. 10
       8.1  Records ..................................................... 10
       8.2  Assignment .................................................. 11
       8.3  Research funded by SUREBEAM ................................. 11
       8.4  Entirety and Amendments ..................................... 11
       8.5  Severability ................................................ 11
       8.6  Force majeure ............................................... 11
       8.7  Notices ..................................................... 11
               8.7.1 For A&M ............................................ 11
               8.7.2 For SUREBEAM ....................................... 11
       8.8  Schedules ................................................... 11
       8.9  Governing law ............................................... 12
       8.10 Press Releases .............................................. 12

9    DISPUTE RESOLUTION PROCESS.......................................... 12


                             MEMORANDUM OF AGREEMENT

         This Agreement is made and entered into between TEXAS A&M UNIVERSITY and the TEXAS AGRICULTURAL EXPERIMENT STATION (collectively referred to as 'A&M' in this Agreement) each of which is a component of The Texas A&M University System; and SUREBEAM CORPORATION, (referred to herein as "SUREBEAM"), a corporation organized under the laws of the state of Delaware and having a principal place of business at 3033 Science Park Road, San Diego, California.

RECITALS

WHEREAS, SUREBEAM is engaged in the business of designing, manufacturing, selling, installing, operating, and servicing product disinfestation, pasteurization and sterilization equipment and systems, including electron beam and x-ray equipment and systems; and,

WHEREAS, A&M and SUREBEAM desire to pursue an arrangement whereby the parties will jointly operate and share access to certain of SUREBEAM's equipment which will be placed at A&M's facilities in order to realize a broad spectrum of benefits including research, development, educational, economic and other benefit; and

WHEREAS, it is the intent of the parties that title to the equipment pass to A&M at the end of the term of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and Agreements contained herein, and the benefits to be derived by both parties, A&M and SUREBEAM agree as follows:

1. DEFINITIONS. As used herein, these terms shall have the following meanings unless the context clearly requires a different construction:

         1.1 "AGREEMENT" shall mean this Memorandum of Agreement, including any and all written attachments, exhibits, and amendments thereto.

         1.2 CONFIDENTIAL INFORMATION" Information which any party to this Agreement discloses to any other party, provided that the information concerns or arises out of this Agreement and is made in a written document marked "Confidential." The following classes of information are specifically excluded from this definition of "CONFIDENTIAL INFORMATION".

                                       3
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                  1.2.1    Information which is available to the public at the
                           time it is disclosed,

                  1.2.2 Information which becomes available to the public without a breach of this Agreement,

                  1.2.3 Information which the recipient already possesses at the time it is disclosed,

                  1.2.4 Information which is internally developed by the recipient independently of and wholly without knowledge of the CONFIDENTIAL INFORMATION, and,

                  1.2.5 Information which is lawfully disclosed to the recipient by a third party which makes such disclosure without a breach of any secrecy Agreement.

         1.3 "FACILITIES" shall mean the University's facilities located at 400 Discovery Drive, College Station, Texas.

         1.4 "INTELLECTUAL PROPERTY RIGHTS" shall mean any and all intellectual property rights relating to the SUREBEAM SYSTEM including, without limitation, any patents, patent applications, copyrights, trademarks, service marks, trade secrets, and know-how.

         1.5 "PERSON" shall mean any individual, entity, or governmental entity.

         1.6 "SUREBEAM SYSTEM" shall mean, collectively, two (2) of SUREBEAM's patented electron beam systems, and one (1) X-ray system.

2.       CONSTRUCTION OF SYSTEM SHIELD/FACILITIES LEASE

         2.1 Facilities Lease. Shortly after execution by both parties of this Agreement, and in consideration for a total one-time fee of $1.00, the parties will enter into a Facilities lease (the "Lease"). Under the terms of the Lease, A&M will provide SUREBEAM with sufficient space at the Facilities to accommodate the placement and operation of a System for a period of ten (10) years.

         2.2 Construction. SUREBEAM agrees to construct a system shield and any necessary connecting structures for the purpose of housing the SUREBEAM SYSTEM, to be located adjacent to A&M's Facilities. A general description of the system shield and appurtenances is attached hereto as Exhibit

         2.3 A&M Standards. SUREBEAM agrees that the construction operation and all activities of its contractor(s) and subcontractor(s) will be strictly in accordance with A&M policies, rules, and regulations concerning construction in the Research Park and/or on its property in general.

                                        4
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         2.4      Prior Approval. A&M will review and approve in advance the plans for the system shield, and will not unreasonably withhold such approval. A&M will provide assistance as needed to allow SUREBEAM to successfully complete construction of the system shield.

         2.5 Conveyance of Title. Upon completion of the system shield, SUREBEAM will convey full and unconditional title to the system shield and any connecting structures to A&M. This conveyance will not convey title to the SUREBEAM SYSTEM. Transfer of ownership of the SUREBEAM SYSTEM shall be governed by other provisions of this Agreement.

         2.6 Modifications and Costs. Any modifications to the system shield made after conveyance of title to the system shield will be at SUREBEAM's expense unless the parties agree otherwise in writing.

         2.7 Benefit to SUREBEAM. SUREBEAM acknowledges and agrees that the commitment by A&M to permit construction of the system shield and use of its other facilities represent a significant economic benefit to SUREBEAM.

3.       UTILIZATION AND OWNERSHIP OF THE SUREBEAM SYSTEM

         3.1 Access to SUREBEAM SYSTEM. During the term of this Agreement, access to the SUREBEAM SYSTEM will be permitted in accordance with the following:

                  3.1.1 By A&M: A&M will have exclusive access to the SUREBEAM SYSTEM for up to fourteen (14) hours per day, seven (7) days a week.

                  3.1.2 By SUREBEAM: SUREBEAM will have exclusive access to the SUREBEAM SYSTEM for no less than ten (10) per day, seven (7) days a week. Notwithstanding the foregoing, the maximum amount of time SUREBEAM may have exclusive access may not exceed a maximum of twenty-five percent (25%) of the total
                           SUREBEAM SYSTEM capacity as determined on a calendar week basis. Total SUREBEAM SYSTEM capacity will be determined based upon a mutually agreed upon calculation taking into account typical product, system design, system down time and operating history of other SUREBEAM SYSTEM installations.

                  3.1.3 Prime Hours. Access by either party during the "prime" hours of 8:00 a.m. through 5:00 p.m., local time, will be allocated equally


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                           between the parties based upon their respective
                           organizational schedules.

         3.2 Economic Benefits. Use of the SUREBEAM SYSTEM by either party will include but not be limited to research, development and test-market related processes. SUREBEAM will be entitled to receive any and all economic benefits resulting from its usage of the SUREBEAM SYSTEM during the term of this Agreement. SUREBEAM will be allowed to brings its customers and potential customers to the Facilities. SUREBEAM will, after recouping its expenses directly attributable to installation and operation of the SUREBEAM SYSTEM, an annual unrestricted gift to the Institute of Food Science and Engineering of ten percent (10%) of the net income realized by SUREBEAM's use of the SUREBEAM SYSTEM at the Facility during its exclusive operating time, as described herein.

         3.3 Maintenance and Utilities. During the term of this Agreement, SUREBEAM will, at its own expense, maintain and upgrade the SUREBEAM SYSTEM for usage by both SUREBEAM and A&M. In addition, SUREBEAM will pay utility costs incurred during its exclusive use of the SUREBEAM SYSTEM. A&M will maintain the Facilities at no cost to SUREBEAM, and shall pay for utility costs incurred during its use of the SUREBEAM SYSTEM. Utility costs incurred during joint use of the SUREBEAM SYSTEM by both A&M and SUREBEAM will be borne one-half by each party.

         3.4 Management team. A&M and SUREBEAM will establish a management team of no less than five (5) persons to assist in the administration of this Agreement and related activities. The Director of Food Science & Engineering shall be a member of the management team. A&M and SUREBEAM will each select at least two individuals to serve on the team. Any change in membership will be communicated to the other party in writing. At least one team member from each party will be designated as the point of contact for matters related to this Agreement.

         3.5      Research and Development Programs.

                  3.5.1 Services of A&M Employees. A&M will use its best efforts to accommodate SUREBEAM's requests for A&M employees, including faculty members, to consult or provide other services to SUREBEAM during the term of this Agreement. Such services shall be provided in accordance with all applicable A&M policies, rules, and regulations, and the employees shall remain A&M employees for all purposes while performing such services. A&M will provide SUREBEAM with monthly invoices showing the cost of salaries, wages, benefits and other expenses of employing such persons,

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                           and SUREBEAM agrees that it will pay such invoices in
                           full within thirty (30) days of receipt. It is understood that no A&M employee will be required to perform services for SUREBEAM or any other party under this Agreement, and that any A&M employee whose services are requested by SUREBEAM retains the ability to decline such a request without being subject to any penalty or adverse action by A&M.

                  3.5.2 Cost. SUREBEAM will reimburse A&M the cost of any employee's salary and benefits for hours spent working on SUREBEAM's behalf. No payment shall be made by SUREBEAM directly to any A&M employee without prior approval of A&M in accordance with applicable rules, regulations, and policies.

         3.6      Research Data and Information.

                  3.6.1 Access to A&M Information. SUREBEAM will have access to research data and information produced as a result of A&M's use of the SUREBEAM SYSTEM during the term of this Agreement. Such access will be granted consistent with the requirements of any applicable Agreement between A&M and any third party. A&M retains the right to enter into third party Agreements which may limit or prevent SUREBEAM from having access to information and data produced under such Agreements.

                  3.6.2 Ownership of Intellectual Property. Any Intellectual Property owned or claimed by SUREBEAM prior to the effective date of this Agreement shall remain its property. Nothing in this Agreement shall be construed as a transfer or license of any Intellectual Property rights to any entity or person.

                  3.6.3 Newly Created or Discovered Intellectual Property. Subject to section 3.6.2, ownership rights to any new inventions created or developed under SUREBEAM sponsorship during the term of this Agreement by either party shall be shared equally between A&M and SUREBEAM. Upon mutual agreement to obtain patent protection for any such information, the parties will share equally the costs of any patent applications, registration or maintenance fees, including attorneys fees and costs, that may be incurred in order to obtain patent protection. In the event that either party shall elect in writing not to participate in obtaining patent protection for such information, such party will, upon request, convey, license, or otherwise make available as it deems best, its interest in the intellectual property to the other party.

                  3.6.4 Control and Publication. A&M shall retain ownership and control over all rights in data generated during its exclusive use of the SUREBEAM SYSTEM, including rights of publication. Such data may include, but shall not be limited to, information in the following areas:

                           -        Consumer testing panels

                           -        Ion beam research

                           -        Food and medical product applications
                                    testing

                           -        Accelerator design research

                           - Other research or activities as may be agreed by A&M and SUREBEAM.

                  3.6.5 Research Sponsorship. A&M intends to seek sponsorship for research utilizing the SUREBEAM SYSTEM to be funded by public and private entities. Such research will include, but not be limited to, the areas of food safety, packaging material interactions, interactions with classes of food, additives, beam delivery and dosimetry techniques, consumer research and applicability to additional classes of products. Prior to entering into any Agreement for funding or sponsorship with any entity that is engaged in the manufacture or sales of equipment or the provision of services that are substantially similar to the SUREBEAM SYSTEM or services, A&M will seek written approval of SUREBEAM.

                  3.6.6 Consortia and Groups. A&M may also seek the formation of one or more consortia of interested parties to assist in obtaining funding for general research in the fields listed in 3.6.3, as well other fields, and may seek the formation of a national center designation for a program and facility combination. SUREBEAM acknowledges that such activities are consistent with the intent and purposes of this Agreement.

                  3.6.7 Identification. Any designation of the Facilities and/or A&M as a Center, National Laboratory, or other specialized name shall make no reference to SUREBEAM unless the parties agree otherwise in writing.

4.       ADDITIONAL EMPLOYEES

         4.1 Positions to be created. SUREBEAM will provide to A&M annually research grant funding, in an amount mutually agreed to by SUREBEAM and A&M, to be used to fund salaries and benefits for three (3) employment positions to be created by A&M at the Institute of Food

                  Science & Engineering. The positions shall include a facility manager, maintenance technician, and a quality assurance specialist. The duties of these positions shall be devoted to operation and maintenance of the SUREBEAM SYSTEM and related equipment and facilities. The positions shall be full-time and the persons employed shall be employees of one or more components of The Texas A&M University System. SUREBEAM will be consulted prior to hiring any individuals for any of the positions.

         4.2 Alternative funding sources. A&M remains free to use other sources of funds for the purpose of paying salaries and benefits for any or all of the positions described in 4.1, above.

5.       CONFIDENTIALITY OF INFORMATION

         5.1 Duty of Recipient. The recipient of CONFIDENTIAL INFORMATION shall hold all CONFIDENTIAL INFORMATION in confidence and shall not disclose it nor permit it to be disclosed to any other party without the written consent of the owner.

         5.2 Disclosure for Compliance. It is understood and agreed that the recipient of any CONFIDENTIAL INFORMATION shall not be precluded from disclosing such CONFIDENTIAL INFORMATION if such disclosure is made in response to a valid order of a court or other governmental body of the United States, the State of Texas, or any political subdivision or an opinion of the Attorney General of the State of Texas; provided, however, that the recipient first shall have given notice to the disclosing party sufficient to allow the other party to seek protection from such order. Furthermore, it is understood and agreed that nothing in this Agreement shall prevent either party from disclosing information to the United States, the State of Texas or any State or foreign government, or to any agency or representative thereof, which is required to be disclosed by law or regulation or to satisfy any governmental regulation relating to the use of the SUREBEAM SYSTEM.

6.       TERM AND TERMINATION

         6.1 Term. This Agreement shall commence on the effective date hereof, and shall continue for a period of ten (10) years until terminated pursuant to this Agreement or by law. As an agency of the State of Texas, A&M may not legally commit to expend funds for any fiscal year beyond the current biennium (September 1, 1999 through August 31, 2001.) In the event that funds are not appropriated by the Legislature or other sources in sufficient sums so as to allow A&M to fulfill its obligations under this Agreement, this Agreement shall terminate as of August 31 of the year immediately preceding such fiscal year.

         6.2 Termination for Breach or Non-Performance. In the event of a material breach of this Agreement, including non-performance of a duty arising hereunder, the non-breaching party shall provide the other with written notice of such breach. The party alleged to have breached this Agreement shall have 60 days from the receipt of the notice to cure the breach. If the breach is not cured within that time, the non-breaching party may terminate this Agreement by giving written notice of its election to do so. A breach by either party of Article 5 may result in immediate termination by the non-breaching party upon written notice to the other.

         6.3 Mutual consent. This Agreement may be terminated at any time by the mutual written consent of both parties.

         6.4 Schedule for removal of SUREBEAM SYSTEM. Upon termination of this Agreement for any reason, SUREBEAM will request in writing a schedule of times and dates to allow removal of the SUREBEAM SYSTEM from the facilities. A&M agrees to work with SUREBEAM to establish such schedule in a timely manner, and to facilitate such removal as far as reasonably possible. All costs associated with the removal of the SUREBEAM SYSTEM will be the sole responsibility of SUREBEAM.

7.       WARRANTIES AND LIABILITIES

         7.1 Limited warranty of SUREBEAM. SUREBEAM warrants that it has the right to enter into this Agreement and fully perform its obligations hereunder. The parties understand and agree that SUREBEAM is providing the SUREBEAM SYSTEM on an "as is" basis. Except as otherwise expressly provided in this Agreement, and ONLY TO THE EXTENT PERMITTED BY THE LAWS AND THE CONSTITUTION OF THE STATE OF TEXAS, SUREBEAM makes no warranties of any kind, express or implied, with respect to the SYSTEM or any CONFIDENTIAL INFORMATION that may be disclosed, and expressly disclaims any and all implied warranties, including the warranties of merchantability and fitness for a particular purpose and non-infringement.

         7.2 The parties agree that SUREBEAM will be only be liable for damages of any kind to the extent that such damages result directly from the acts or omissions of SUREBEAM employees, representatives or agents.

         7.3 Insurance. SUREBEAM agrees that it will procure a policy of insurance covering the SUREBEAM SYSTEM against damage or loss, and a policy of liability insurance for personal injury, death, or property damage which may be caused by the SUREBEAM SYSTEM, and to name A&M as an additional insured on such policies.

         7.4 No waiver of immunity. As an agency of the State of Texas, A&M may not waive its immunity from suit or liability in contract, and such immunities are expressly reserved to A&M under this Agreement.

         7.5 Surviving provisions. The rights and obligations of the parties with respect to provisions which by their nature extend beyond the term of this Agreement will survive termination of this Agreement.

8.       GENERAL PROVISIONS

         8.1 Records. The parties agree to keep books and records which accurately reflect the activities covered by this Agreement. Such information will be maintained during the term of this Agreement and for a period of no less than four (4) years from the date of its termination. The records will be open to inspection by either party upon reasonable notice. Either party may audit such records, and shall bear its own costs incurred in performing said audit.

         8.2 Assignment. SUREBEAM may not assign this Agreement to any party without the prior written consent of A&M, which shall not be unreasonably delayed or withheld.

         8.3 Research funded by SUREBEAM. Separate research Agreements will be negotiated between SUREBEAM and A&M for each research project to be funded by SUREBEAM and such Agreements shall be governed by their own terms and in accordance with established A&M policies.

         8.4 Entirety and Amendments. This Agreement, including any attachments, exhibits, or amendment, represents the entire understanding between the parties with respect to the subject matter hereof. No part of this Agreement may be amended, modified, revoked, or waived except by a writing signed by both parties.

         8.5 Severability. In the event that any term, covenant, condition, provision, or Agreement contained herein is held to be invalid, void, or otherwise unenforceable, the fact that such term, covenant, condition, provision or Agreement is invalid, void, or otherwise unenforceable shall in no way affect the validity or enforceability of any other term, covenant, condition, provision, or Agreement contained herein.

         8.6 Force majeure. Each party shall be excused from any breach of this Agreement that is proximately caused by government regulation, war, strike, act of God, or other similar circumstances normally deemed outside the control of well-managed businesses.

         8.7 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed, or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like change of address):

                         For A&M

                         Agriculture Program Contracts and Grants
                         TAMUS 2147
                         Texas A&M University
                         College Station, TX 77843-2147

                         For SUREBEAM:

                         Surebeam Corporation
                         3033 Science Park Road
                         San Diego, CA 92121
                         Att: President

         8.8 Schedules. SUREBEAM acknowledges that A&M operates on a holiday schedule set on an annual basis by its governing board, and that on such holidays its offices, classrooms, and laboratories, including the facilities covered by this Agreement, are officially closed. A&M will provide SUREBEAM with a listing of all official holidays during each year of this Agreement. The parties may agree in writing to any modification of operating days and hours as necessary to permit both to operate in an efficient manner.

         8.9 Governing law. In accordance with the requirements of law, this Agreement shall be governed and construed in accordance with the laws of the State of Texas. Venue for any action herein shall lie in Brazos County, Texas.

         8.10 Press Releases. Neither party shall issue a press release concerning this Agreement or the work performed hereunder without the prior written consent of the other party, which consent will not be unreasonably withheld; provided, however, the parties agree that SUREBEAM and A&M will do a press release concerning this Agreement upon its execution by both parties.

9. DISPUTE RESOLUTION PROCESS. The dispute resolution process provided for in Chapter 2260 of the Government Code shall be used, as further described herein, by A&M and SUREBEAM to attempt to resolve any claim for breach of contract made by SUREBEAM.

         9.1 SUREBEAM's claim for breach of this contract that the parties cannot resolve in the ordinary course of business shall be submitted to the negotiation process provided in Chapter 2260, subchapter B, of the Government Code. To initiate the process, SUREBEAM shall submit written notice, as required by subchapter B, to DR. EDWARD A. HILLER, DIRECTOR. Said notice shall specifically state that the provisions of Chapter 2260, subchapter B, are being invoked. A copy of the notice shall also be given to all other representatives of A&M and SUREBEAM otherwise entitled to notice under this Agreement. Compliance by SUREBEAM with subchapter B is a condition precedent to the filing of a contested case proceeding under Chapter 2260, subchapter C, of the Government Code.

         9.2 The contested case process provided in Chapter 2260, subchapter C, of the Government Code is SUREBEAM's sole and exclusive process for seeking a remedy for any and all alleged breaches of contract by A&M if the parties are unable to resolve their disputes under subparagraph (A) of this paragraph.

         9.3 Compliance with the contested case process provided in subchapter C is a condition precedent to seeking consent to sue from the Legislature under Chapter 107 of the Civil Practices and Remedies Code. Neither the execution of this Agreement by A&M nor any other conduct of any representative of A&M relating to the Agreement shall be considered a waiver of sovereign immunity to suit.

         9.4 The submission, processing and resolution of the SUREBEAM's claim is governed by the published rules adopted by the Attorney General of the State of Texas, pursuant to Chapter 2260, as currently effective, hereafter enacted or subsequently amended. These rules are found at Chapter 68, Texas Administrative Code.

         9.5 Neither the occurrence of an event nor the pendency of a claim constitutes grounds for the suspension of performance by the SUREBEAM, in whole or in part.

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

         9.6 The designated individual responsible on behalf of A&M for examining any claim or counterclaim and conducting any negotiations related thereto as required under Sections 2260.052, Texas Government Code, shall be FRANK E. GILSTRAP, ASSOCIATE AGENCY DIRECTOR.


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